Exhibit 99.1

PRESS RELEASE

Investor Relations:

Shauna Harvey

303-222-2552

Chipotle Mexican Grill, Inc. Announces Third Quarter 2014 Results

Denver, Colorado – (Business Wire) – October 20, 2014 – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its third quarter ended September 30, 2014.

Highlights for the third quarter of 2014 as compared to the third quarter of 2013 include:

•	Revenue increased 31.1% to $1.08 billion

•	Comparable restaurant sales increased 19.8%

•	Restaurant level operating margin was 28.8%, an increase of 200 basis points

•	Net income was $130.8 million, an increase of 56.9%

•	Diluted earnings per share was $4.15, an increase of 56.0%

•	Opened 43 new restaurants

Highlights for the nine months ended September 30, 2014 as compared to the prior year include:

•	Revenue increased 28.2% to $3.04 billion

•	Comparable restaurant sales increased 17.0%

•	Restaurant level operating margin was 27.4%, an increase of 50 basis points

•	Net income was $324.1 million, an increase of 30.8%

•	Diluted earnings per share was $10.29, an increase of 29.8%

•	Opened 132 new restaurants

“We are extremely pleased with our performance for the third quarter and throughout the year. Our relentless focus on our vision to change the way people think about and eat fast food results in better quality food and a compelling dining experience for our customers, and superior business results for our shareholders. The way we source, prepare and serve our food; the way we hire, develop and empower our people; and the way we operate our business is very different than the traditional fast food model. Recent industry trends suggest the Chipotle model is resonating with customers, who are realizing there are better alternatives to traditional fast food. We believe these trends will continue, and that’s good for our customers and our shareholders,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

“We could not provide the quality of experience that our restaurants deliver or generate the results we do without having teams of top performers who are empowered to achieve high standards. We ask a lot of our restaurant managers and crews, and they are constantly stepping up to meet and even exceed our expectations. The leadership we are developing in our restaurants and throughout our company not only provides strong performance in the short term, but is developing the leaders we will need to accommodate our growth well into the future,” said Monty Moran, co-CEO at Chipotle.

Third quarter 2014 results

Revenue for the quarter was $1.08 billion, up 31.1% from the third quarter of 2013. The growth in revenue was driven by a 19.8% increase in comparable restaurant sales and from new restaurants not in the comparable base. Comparable restaurant sales growth was driven primarily by increased traffic and from an increase in average check, which includes the benefit of a nationwide menu price increase that was fully rolled out by the end of the second quarter.

We opened 43 new restaurants during the quarter, bringing the total restaurant count to 1,724.

Food costs were 34.3% of revenue, an increase of 70 basis points, driven by increased prices for beef, avocados, and dairy, partially offset by the menu price increase.

Restaurant level operating margin was 28.8% in the quarter, an increase of 200 basis points from the third quarter of 2013. The increase was primarily driven by favorable sales leverage, partially offset by higher food costs, primarily for beef, avocados and dairy.

General and administrative expenses were 6.6% of revenue, an increase of 20 basis points due to costs from our biennial All Managers’ Conference held during the third quarter, partially offset by favorable sales leverage.

Net income for the third quarter of 2014 was $130.8 million, or $4.15 per diluted share, compared to $83.4 million, or $2.66 per diluted share, in the third quarter of 2013.

Results for the nine months ended September 30, 2014

Revenue for the first nine months of 2014 was $3.04 billion, up 28.2% from the prior year period. The growth in revenue was the result of a 17.0% increase in comparable restaurant sales and from new restaurants not in the comparable base. Comparable restaurant sales growth was primarily driven by increased traffic and to a lesser extent from an increase in our average check.

During the first nine months of the year, we opened 132 new restaurants.

Restaurant level operating margin was 27.4% for the first nine months, an increase of 50 basis points from the prior year period. The increase was primarily driven by favorable sales leverage, partially offset by higher food costs, primarily beef, avocados and dairy.

General and administrative expenses for the first nine months were 7.0% of revenue, or an increase of 80 basis points from the prior year period. The increase was from higher stock based compensation expense, costs from our biennial All Managers’ Conference and higher bonus costs.

Net income for the first nine months of 2014 was $324.1 million, or $10.29 per diluted share, compared to $247.8 million, or $7.93 per diluted share, in the first nine months of 2013.

Net cash generated from operating activities was $549.8 million, an increase of 41.4% from last year.

Outlook

For 2014, management expects the following:

•	180 - 195 new restaurant openings

•	Mid-teens comparable restaurant sales increases

•	An effective full year tax rate of approximately 38.5%

For 2015, management expects the following:

•	190-205 new restaurant openings

•	Low to mid-single-digit comparable restaurant sales increases

•	An estimated effective tax rate of 39.1%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the third quarter 2014 financial results on Monday, October 20, 2014 at 5:00 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-800-500-3170 or for international callers by dialing 1-719-457-2620. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 6325988. The replay will be available until October 27, 2014. The call will be webcast live from the company’s website at chipotle.com under the investor relations section. An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 1,700 restaurants, including 17 Chipotle restaurants outside the US, eight ShopHouse Southeast Asian Kitchen restaurants, and is an investor in an entity that owns and operates two Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales trends, and effective tax rates in 2014 and 2015, as well as statements about our ability to accommodate our future growth, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as decreased consumer spending and economic uncertainty, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies; the effects of continuing economic uncertainty on our business and on our suppliers, landlords and potential developers; the uncertainty of our ability to protect our name, logo and other proprietary information or the reputation of our brand; the potential effects of inclement weather; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended September 30
	2014		2013
Revenue	$1,084,222	100.0%	$826,907	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	372,063	34.3	277,503	33.6
Labor	230,360	21.2	188,709	22.8
Occupancy	58,838	5.4	50,128	6.1
Other operating costs	110,957	10.2	89,060	10.8
General and administrative expenses	71,172	6.6	52,726	6.4
Depreciation and amortization	27,961	2.6	24,618	3.0
Pre-opening costs	3,829	0.4	4,604	0.6
Loss on disposal of assets	1,606	0.1	2,405	0.3

Total operating expenses	876,786	80.9	689,753	83.4

Income from operations	207,436	19.1	137,154	16.6
Interest and other income (expense), net	785	0.1	765	0.1

Income before income taxes	208,221	19.2	137,919	16.7
Provision for income taxes	(77,420)	(7.1)	(54,540)	(6.6)

Net income	$130,801	12.1%	$83,379	10.1%

Earnings per share:
Basic	$4.22		$2.70

Diluted	$4.15		$2.66

Weighted average common shares outstanding:
Basic	31,020		30,897

Diluted	31,547		31,296

Comprehensive income	$129,412		$84,890

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Nine months ended September 30
	2014		2013
Revenue	$3,038,458	100.0%	$2,370,444	100.0%

Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	1,047,003	34.5	787,602	33.2
Labor	667,097	22.0	545,982	23.0
Occupancy	169,938	5.6	146,312	6.2
Other operating costs	321,512	10.6	252,012	10.6
General and administrative expenses	212,968	7.0	147,889	6.2
Depreciation and amortization	80,724	2.7	71,151	3.0
Pre-opening costs	11,521	0.4	10,736	0.5
Loss on disposal of assets	4,767	0.2	5,144	0.2

Total operating expenses	2,515,530	82.8	1,966,828	83.0

Income from operations	522,928	17.2	403,616	17.0
Interest and other income (expense), net	2,618	0.1	1,361	0.1

Income before income taxes	525,546	17.3	404,977	17.1
Provision for income taxes	(201,406)	(6.6)	(157,161)	(6.6)

Net income	$324,140	10.7%	$247,816	10.5%

Earnings per share:
Basic	$10.44		$8.01

Diluted	$10.29		$7.93

Weighted average common shares outstanding:
Basic	31,043		30,937

Diluted	31,502		31,234

Comprehensive income	$323,099		$248,190

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	September 30	December 31
	2014	2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$442,618	$323,203
Accounts receivable, net of allowance for doubtful accounts of $1,180 and $1,190 as of September 30, 2014 and December 31, 2013, respectively	18,949	24,016
Inventory	15,885	13,044
Current deferred tax asset	15,795	13,212
Prepaid expenses and other current assets	33,632	34,204
Income tax receivable	—	3,657
Investments	346,991	254,971

Total current assets	873,870	666,307
Leasehold improvements, property and equipment, net	1,052,684	963,238
Long term investments	440,949	313,863
Other assets	47,611	43,933
Goodwill	21,939	21,939

Total assets	$2,437,053	$2,009,280

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$88,398	$59,022
Accrued payroll and benefits	78,159	67,195
Accrued liabilities	73,781	73,011
Income tax payable	24,648	—

Total current liabilities	264,986	199,228
Deferred rent	211,918	192,739
Deferred income tax liability	38,978	55,434
Other liabilities	27,407	23,591

Total liabilities	543,289	470,992

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of September 30, 2014 and December 31, 2013, respectively	—	—
Common stock $0.01 par value, 230,000 shares authorized, and 35,345 and 35,245 shares issued as of September 30, 2014 and December 31, 2013, respectively	353	352
Additional paid-in capital	1,015,621	919,840
Treasury stock, at cost, 4,328 and 4,212 common shares at September 30, 2014 and December 31, 2013, respectively	(723,826)	(660,421)
Accumulated other comprehensive income	579	1,620
Retained earnings	1,601,037	1,276,897

Total shareholders’ equity	1,893,764	1,538,288

Total liabilities and shareholders’ equity	$2,437,053	$2,009,280

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Nine months ended September 30
	2014	2013
Operating activities
Net income	$324,140	$247,816
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	80,724	71,151
Deferred income tax (benefit) provision	(19,045)	6,585
Loss on disposal of assets	4,767	5,144
Bad debt allowance	(10)	24
Stock-based compensation expense	82,156	50,622
Excess tax benefit on stock-based compensation	(12,971)	(17,694)
Other	9	403
Changes in operating assets and liabilities:
Accounts receivable	5,250	2,200
Inventory	(2,851)	(1,415)
Prepaid expenses and other current assets	547	(7,304)
Other assets	(3,723)	(3,428)
Accounts payable	14,706	3,389
Accrued liabilities	11,462	(19,966)
Income tax payable/receivable	41,274	28,531
Deferred rent	19,380	18,939
Other long-term liabilities	3,941	3,718

Net cash provided by operating activities	549,756	388,715

Investing activities
Purchases of leasehold improvements, property and equipment	(160,400)	(136,665)
Purchases of investments	(390,632)	(293,929)
Maturities of investments	171,250	106,750

Net cash used in investing activities	(379,782)	(323,844)

Financing activities
Acquisition of treasury stock	(63,405)	(97,655)
Excess tax benefit on stock-based compensation	12,971	17,694
Other financing proceeds (payments)	(69)	185

Net cash used in financing activities	(50,503)	(79,776)

Effect of exchange rate changes on cash and cash equivalents	(56)	428
Net change in cash and cash equivalents	119,415	(14,477)
Cash and cash equivalents at beginning of period	323,203	322,553

Cash and cash equivalents at end of period	$442,618	$308,076

Supplemental disclosures of cash flow information
Increase in purchases of leasehold improvements, property and equipment accrued in accounts payable	$13,804	$8,181

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

(dollars in thousands)

	For the three months ended
	Sep. 30,	Jun. 30,	Mar.31,	Dec.31,	Sep. 30,
	2014	2014	2014	2013	2013
Number of restaurants opened	43	45	44	56	37
Restaurant relocations	—	(1)	(2)	—	—
Number of restaurants at end of period	1,724	1,681	1,637	1,595	1,539
Average restaurant sales	$2,403	$2,307	$2,226	$2,169	$2,140
Comparable restaurant sales increases	19.8%	17.3%	13.4%	9.3%	6.2%